Smart Balance Announces 2011 Fourth Quarter and Full Year Results

Company Delivers 34% Net Sales Growth in the Quarter;

Cash Operating Income Increases 63% to $11.4 Million;

Increases 2012 Profit Outlook

Paramus, N.J. (February 23, 2012) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its financial results for the fourth quarter and year ended December 31, 2011. For the fourth quarter of 2011, net sales increased 33.7% to $83.9 million, and cash operating income increased 62.9% to $11.4 million. Earnings per share were $0.03, versus $0.01 last year. Excluding certain non-cash and one-time items, and using a normalized tax rate of 42.3%, earnings per share for the fourth quarter improved to $0.07.

Regarding its 2012 outlook, the Company continues to expect net sales in the $320 million to $330 million range, and gross margin in the 42% to 44% range. However, the Company increased its cash operating income outlook to the $46 million to $48 million range, from $44 million to $47 million.

Commenting on the results, Chairman and Chief Executive Officer Stephen Hughes stated, “We are pleased with our overall results this quarter. In the quarter our three growth platforms - Glutino, Earth Balance and Smart Balance Milk – reported strong consumption trends, and our core Smart Balance spreads and grocery business had solid top-line and strong bottom-line results.”

Commenting further on the quarter Mr. Hughes stated, “While the addition of Glutino contributed a significant portion of our sales growth in the quarter, we had a number of positive developments in our base business this quarter, which experienced sales growth of approximately 10%. Our spreads strategy performed well, reporting approximately 9% sales growth, as the overall spreads category continued to benefit from the price increases initiated earlier in the year. Earth Balance continues to perform well, with 25% sales growth. Finally, our Smart Balance Milk national distribution efforts resulted in sales growth of 31%.”

Regarding Glutino, Mr. Hughes stated, “In the quarter, sell-through of Glutino sales at all retail channels, reported approximately 20% growth on average. Since the acquisition, our teams have identified opportunities within product development, sales and marketing, and supply chain efficiencies. In 2012 we expect to see the benefits of these efforts through product and packaging innovation, increased distribution gains and margin improvement for Glutino.”

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Commenting on its new product launch, Smart Balance Spreadable Butter, Mr. Hughes added, “I am pleased to announce the launch of a new product line which will extend the Smart Balance portfolio and its heart health leadership into a new category. In 1996, we launched a better spread, in 2010 we introduced a better milk, and in March of 2012 we will launch a better butter. Smart Balance will compete in the fastest growing segment in the spreads category, spreadable butter, and will combine butter, canola oil, extra virgin oil, and heart enhancers such as Omega 3 and Plant Sterols, to provide consumers with a healthier, great tasting butter. This launch expands our competitive set from the $1.3 billion spreads category to the $2.8 billion combined spread and butter category.”

2011 Fourth Quarter Results

Net sales in the fourth quarter of 2011 increased 33.7% to $83.9 million, compared to net sales of $62.8 million in the fourth quarter of 2010. This performance primarily reflected the acquisition of Glutino. In addition, the Company’s base business was positively impacted by higher selling prices, partially offset by higher promotional spending and lower volume.

In the spreads category, sales increased 9.3% driven by the positive net impact of pricing activity in the category and volume growth from Earth Balance®, offset by a volume decline from Smart Balance® and Bestlife™. The Company’s total spreads dollar market share1 in the fourth quarter of 2011 declined 40 basis points versus year-ago to 13.8%. The decline in dollar market share for the quarter was due primarily to the continued overall consumer shift to value brands from premium brands in the market.

Sales of Smart Balance® milk increased 31.2% in the quarter, due to strong promotional calendar and incremental distribution gains at retail. Smart Balance® milk is now sold in approximately 67% of the supermarkets in the U.S., and its market share in the healthy premium milk segment, which consists of organic, lactose-modified, soy, almond and enhanced varieties, was 2.4% in the fourth quarter of 2011, up approximately 50 basis points versus the year ago period.

Sales of the Company’s grocery and other products in its portfolio increased 6.3% versus the year-ago fourth quarter, reflecting higher prices and volume increases of peanut butter, offset by lower volume of popcorn and mayonnaise, and the elimination of sour cream.

The Company’s Earth Balance® portfolio continued to perform well, registering a sales gain of 25.3% versus year-ago in the fourth quarter. This gain was primarily driven by growth of Earth Balance® spreads, including its recent launches of MindfulMayo ™ and Organic Coconut Spread, and soymilk in the natural foods channel. Earth Balance® Spreads products have continued to gain new distribution in the grocery channel.

Glutino represented approximately 24 points of the consolidated net sales growth. When compared to the same period last year, Glutino sales increased 5.8%. The growth in the quarter was negatively impacted from the timing of the Company’s bread re-launch under its new partnership with the Genius ™ brand. In addition, Glutino sales were impacted by a change in the Company’s promotional strategy from off-invoice to performance-based; the effect of which reduces inventory levels at its distributors in the near-term but improves efficiency of trade spend in the long-term. Glutino sales across its retail channels, nevertheless, continue to be strong with average growth of approximately 20% in the quarter.

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Gross profit in the fourth quarter of 2011 was $36.4 million, or 43.3% of net sales, compared with gross profit of $28.1 million, or 44.7% of net sales in the fourth quarter of 2010. While higher selling prices more than offset the impact of commodity costs, the consolidation of Glutino, and the overall mix shift to lower margin products in the base business resulted in lower gross margin in the quarter.

Operating income was $6.6 million in the fourth quarter, compared to operating income of $2.2 million in the fourth quarter of 2010. Excluding one-time items, operating income increased to $8.1 million in the fourth quarter compared to $3.2 million in the year ago quarter. The one-time items for the fourth quarters of 2011 and 2010 represent severance charges of $1.5 million and net restructuring charges of $1.0 million, respectively.

The improvement in operating performance was primarily the result of higher net sales and gross profit, as well as lower non-promotional marketing expenses, due to the planned shift in the Company’s overall marketing mix to trade promotions and coupons (promotional expenses) and lower stock-based compensation expense.

Cash operating income increased to $11.4 million in the fourth quarter compared to $7.0 million in the prior year’s quarter. The table below provides a reconciliation of operating income to cash operating income, a non-GAAP measure.

Reconciliation of Operating Income to Cash Operating Income – Fourth Quarter

$ in Millions	2011	2010

Operating Income	$6.6	$2.2
Less non-cash and one-time items :
Stock-based compensation expense	0.8	2.5
Depreciation and amortization	2.5	1.3
One-time items	1.5	1.0
Non-cash/one-time items	4.8	4.8

Cash Operating Income	$11.4	$7.0

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Net income in the fourth quarter of 2011 was $1.6 million, or $0.03 per share, compared with net income of $0.3 million, or $0.01 per share, in the year-ago quarter. Adjusting for one-time items, and using a normalized effective tax rate of 42.3%, net income in the fourth quarter of 2011 was $3.9 million, or $0.07 per share, compared to $0.8 million, or $0.01 per share, in the previous year period. In 2011 and 2010, the Company recorded non-cash charges of $0.6 million and $0.1 million, respectively, resulting from the forfeiture of certain stock options. In addition, the Company recorded one-time items of $0.4 million in both periods; representing severance charges in 2011 and restructuring costs in 2010. The Company’s effective tax rate was 70.0% due primarily to the reduction of deferred tax assets on certain forfeited stock options and the effect of certain non-deductible acquisition costs associated with Glutino.

Reconciliation of Items Affecting Net Income and Earnings Per Share (EPS) – Fourth Quarter

	Net Income ($ Millions)		EPS ($ Per share)
	2011	2010	2011	2010

Reported	$1.6	$0.3	$0.03	$0.01
Less non-cash and one-time items:
Forfeiture of certain stock options	0.6	0.1	0.01	-
One-time items	0.4	0.4	0.01	-
Normalized tax rate adjustment	1.3	-	0.02	-
Non-cash/one-time items	2.3	0.5	0.04	-

Adjusted	$3.9	$0.8	$0.07	$0.01

2011 Full Year Results

Net sales for the year ended December 31, 2011 increased 13.4% to $274.3 million compared to $242.0 million for 2010. The increase was due primarily to the acquisition of Glutino in the third quarter of 2011, pricing, growth in Earth Balance® spreads and the national expansion of Smart Balance® milk.

Gross profit for 2011 increased 6.0% to $123.9 million, or 45.2% of net sales, compared to $116.9 million in 2010, or 48.3% of net sales. Excluded in cost of goods sold in the third quarter of 2011 was a one-time $0.8 million charge, related to the Glutino acquisition to reflect the estimated fair value of finished goods inventory acquired. While higher selling prices more than offset the impact of commodity costs, the consolidation of Glutino, higher trade spend, and the overall mix shift to lower margin products in the base business resulted in lower gross margin.

Excluding one-time items, operating income was $29.7 million in 2011, compared to $16.7 million in 2010. Total one-time items in 2011 were $6.0 million and represent $2.6 million in costs related to the acquisition of Glutino, $1.5 million in severance costs, $1.1 million related to a legal settlement charge and $0.8 million related to the inventory step up charge for Glutino. Total one-time items in 2010 were $134.1 million and represent $130.0 million non-cash goodwill impairment charge and a net restructuring charge of $4.1 million.

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Cash operating income increased to $42.3 million in 2011 from $33.0 million in 2010 (see table for a reconciliation of operating income (loss) to cash operating income, a non-GAAP measure).

Reconciliation of Operating Income (Loss) to Cash Operating Income – Full Year

$ in Millions	2011	2010

Operating Income/(Loss)	$23.7	$(117.4)
Less non-cash and one-time charges:
Stock-based compensation expense	4.8	11.1
Depreciation and amortization	7.8	5.2
Goodwill impairment	-	130.0
One-time items	6.0	4.1
Non-cash/one-time charges	18.6	150.4

Cash Operating Income	$42.3	$33.0

Adjusting both years for the items discussed above, and using a normalized tax rate of 40.7% for 2011, net income in 2011 was $15.7 million or $0.26 per share compared with $6.7 million or $0.11 per share for 2010. In addition, the Company’s effective tax rate for the year was 53.6% primarily due to the reduction of deferred tax assets on certain forfeited stock options and the effect of certain non-deductible acquisition costs associated with Glutino.

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Reconciliation of Items Affecting Net Income (Loss) and Earnings Per Share (EPS) – Full Year

	Net Income (Loss) ($Millions)		EPS ($ Per share)
	2011	2010	2011	2010

Reported	$9.7	$(128.2)	$0.16	$(2.08)
Less non-cash and one-time items:
Goodwill impairment	-	130.0	-	2.11
Forfeiture of certain stock options	1.9	2.5	0.04	0.04
One-time items	2.8	2.4	0.05	0.04
Normalized tax rate adjustment	1.3	-	0.01	-
Non-cash/one-time items	6.0	134.9	0.10	2.19

Adjusted	$15.7	$6.7	$0.26	$0.11

2012 Outlook

The Company raised its 2012 outlook initially provided on November 3, 2011. While the Company continues to expect net sales in the $320 million to $330 million range, and gross margin in the 42% to 44% range, it modestly increased its cash operating income outlook to the $46 million to $48 million range, from $44 million to $47 million.

Commenting on the outlook for 2012, Mr. Hughes stated, “Our priorities for 2012 are to accelerate growth and improve gross margins for Glutino, maintain the strong growth experienced in the Earth Balance brand, and continue to grow the Smart Balance® enhanced milk business, all the while maintaining strong profitability in the spreads business.”

The Company provided the following specifics regarding its outlook for 2012:

•	The Company expects net sales in 2012 to grow in the 17% to 20% percentage range versus 2011 net sales of $274.3 million. The Company expects growth to be driven by the inclusion of Glutino on a full year basis, continued growth in Earth Balance and increased volume growth in milk. In addition, the Company expects its spreads business to grow in the low single digit range, driven by the benefit of the price increase it implemented in 2011, and innovation with the launch of Spreadable Butter.

•	Gross profit margin for the year is expected to be in the 42% to 44% range as the full year inclusion of Glutino will impact overall gross margin. The Company expects gross profit margin to be higher in the back half of the year, compared to the first half of the year, as Glutino supply chain efficiencies are expected to be realized later in the year.

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•	2012 stock based compensation expense is expected to be approximately $7.5 million in 2012 and $6.5 million in 2013. The increase in stock based compensation expense is primarily related to the recently announced grants awarded to the executive team.

•	Capital expenditures in 2012 are expected to be approximately $6.5 million compared to $4.8 million in 2011.

•	Total depreciation & amortization is expected to be approximately $10.5 million in 2012 compared to $7.8 million in 2011.

•	Interest expense is estimated to be $4.5 million, compared to $3.6 million in 2011, reflecting a full year of increased debt and related interest rates resulting from the Glutino acquisition.

•	The company’s tax rate is expected to be approximately 40% in 2012.

Footnotes

1 All references to market share are based on U.S. mass-market dollar volume according to The Nielsen Company (an independent research entity) for the 12-week period ending December 24, 2011, unless otherwise noted.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	maintain and grow those revenues derived from our Smart Balance® buttery spread products from which we generate a substantial portion of our revenues;

•	maintain margins during periods of commodity cost fluctuations;

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•	introduce and expand distribution of our new products;

•	meet marketing and infrastructure needs:

•	respond to changes in consumer demand;

•	respond to adverse publicity affecting the Company or industry;

•	maintain our performance during difficult economic conditions;

•	comply with regulatory requirements;

•	maintain existing relationships with and secure new customers;

•	continue to rely on third party distributors, manufacturers and suppliers;

•	successfully integrate and operate the Glutino business and realize the expected benefits of the Glutino acquisition;

•	operate outside of the U.S.;

•	successfully maintain relationships with the co-packers for our Glutino products;

•	grow net sales in a competitive environment and with increasingly price sensitive consumers; and

•	maintain volume in light of price increases stemming from rises in commodity costs.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “cash operating income” and "net income and earnings per share (EPS) excluding non-cash and one-time charges" as non-GAAP measures. The Company believes that these measures better explain its profitability and performance consistent with the way the investor and securities analysts evaluate our Company in the competitive environment in which we operate. Cash operating income is defined as operating income excluding non-cash charges and credits. Generally, non-cash charges would include stock-based compensation expense, depreciation and amortization of intangibles. With respect to 2010 and 2011 financial results, cash operating income was calculated excluding one-time charges for restructuring activities incurred in 2010 and one-time severance charges incurred in2011. The Company believes that the exclusion of both non-cash and one-time charges, provide a better reflection of the operating profitability of the Company, and strongly compliment the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. We have included in this press release reconciliations of cash operating income to operating income and of net income and EPS excluding non-cash and one-time items to net income and EPS, in each case as calculated in accordance with GAAP.

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About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting, solution-driven products in every category it enters.  The company’s health and wellness platform consists of four brands that target specific consumer needs:  Smart Balance for heart healthier diets; Glutino for gluten-free diets; Earth Balance for plant-based diets; and Bestlife for weight management.  The company markets the Smart Balance line of products, which avoids trans-fats naturally and balances fats and/or reduces saturated fats, such as Smart Balance® Buttery Spreads and Enhanced Milks.   The company’s Glutino brand is a trusted pioneer and leader in the gluten-free category, with a wide variety of great-tasting gluten-free foods consumers trust across a number of product categories, such as Glutino® Pretzel Twists and Breakfast Bars.  The company markets the Earth Balance line of non-GMO plant-based products, which include Earth Balance® Buttery Spreads, Nut Butters and Soy Milks.  The company also markets weight management products under the Bestlife brand, which include Bestlife™ Buttery Spreads and Sticks.   For more information about Smart Balance, Inc., please visit www.smartbalance.com.

Contact:

Carole Buyers, CFA

Vice President Investor Relations & Business Development

Smart Balance, Inc.

cbuyers@smartbalance.com

303-652-0521 x152

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SMART BALANCE, INC. AND SUBSIDIARY Consolidated Balance Sheets (in thousands, except share and per share data)
	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$7,959	$3,840
Accounts receivable, net of allowance of: $343 (2011) and $261 (2010)	20,030	12,960
Accounts receivable – other	1,124	755
Inventories	15,698	7,949
Prepaid taxes	981	—
Prepaid expenses and other assets	2,149	2,651
Deferred tax asset	5,299	2,320
Total current assets	53,240	30,475
Property and equipment, net	13,804	5,378
Other assets:
Goodwill	266,598	248,912
Intangible assets, net	183,822	150,017
Deferred costs, net	2,690	1,467
Other assets	1,478	2,154
Total other assets	454,588	402,550
Total assets	$521,632	$438,403
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$40,358	$23,481
Income taxes payable	217	457
Current portion of long term debt	9,150	5,000
Total current liabilities	49,725	28,938
Long-term debt	93,815	44,000
Deferred tax liability	51,474	44,165
Contract payable	4,125	5,500
Other liabilities	877	2,301
Total liabilities	200,016	124,904

Commitment and contingencies
Stockholders’ equity:
Convertible Preferred stock, $.0001 par value, 50,000,000 shares authorized;	—	—
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 (2011 and 2010) issued and 58,940,020 and 59,999,832 outstanding in 2011 and 2010, respectively	6	6
Additional paid in capital	539,432	534,568
Accumulated deficit	(200,967)	(210,627)
Accumulated other comprehensive income (loss), net of tax	(1,260)	—
Treasury stock at cost (3,690,663 and 2,630,851 shares in 2011 and 2010, respectively)	(15,595)	(10,448)
Total stockholders’ equity	321,616	313,499
Total liabilities and stockholders’ equity	$521,632	$438,403

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SMART BALANCE, INC. AND SUBSIDIARY

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

	Three months ended December 31, 2011	Three months ended December 31, 2010	Twelve Months ended December 31, 2011	Twelve Months ended December 31, 2010

Net sales	$83,934	$62,759	$274,337	$241,967
Cost of goods sold	47,574	34,684	151,198	125,131
Gross profit	36,360	28,075	123,139	116,836
Operating expenses:
Marketing	8,269	9,902	26,606	40,155
Selling	6,999	5,155	23,208	19,769
General and administrative	14,535	10,875	49,648	44,403
Goodwill impairment	-	-	-	130,000
Total operating expenses	29,803	25,932	99,462	234,327
Operating income (loss)	6,557	2,143	23,677	(117,491)
Other income (expense):
Interest income	1	-	1	-
Interest expense	(1,228)	(867)	(3,612)	(3,420)
Other income (expense), net	143	(82)	766	(444)
Total other income (expense)	(1,084)	(949)	(2,845)	(3,864)
Income (loss) before income taxes	5,473	1,194	20,832	(121,355)
Provision for income taxes	3,828	857	11,172	6,806
Net income (loss)	$1,645	$337	$9,660	$(128,161)

Income (loss) per share:
Basic	$0.03	$0.01	$0.16	$(2.08)
Diluted	$0.03	$0.01	$0.16	$(2.08)
Weighted average shares outstanding:
Basic	58,940,020	60,447,367	59,256,228	61,665,824
Diluted	59,120,714	60,447,367	59,284,978	61,665,824
Other comprehensive income (loss):
Foreign currency translation adjustment	169	-	(1,260)	-
Other comprehensive income (loss)	169	-	(1,260)	-
Comprehensive income (loss)	$1,814	$337	$8,400	$(128,161)

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